UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2006

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously announced on July 25, 2006, the Audit Committee of the Board of Directors of Atmel Corporation (the “Company”) initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. The Audit Committee, with the assistance of independent legal and forensic accounting experts, has reached a preliminary determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. The Audit Committee has not completed its work nor reached final conclusions and is continuing its investigation into the circumstances that gave rise to the differences.
Based on the Audit Committee’s preliminary determination, the Company expects that the difference in these measurement dates will result in material non-cash, stock-based compensation expenses. Any such charges would have the effect of decreasing net income or increasing net loss and increasing accumulated deficit as reported in the Company’s historical financial statements. Accordingly, on October 24, 2006, the Company’s Audit Committee, after consultation with management, determined that the Company’s financial statements for each of the three fiscal years in the period ended December 31, 2005, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the financial statements for the interim periods contained in the Quarterly Reports on Form 10-Q filed with respect to each of these years, and the financial statements included in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2006, should no longer be relied upon. In addition, the restatement will affect financial statements for fiscal years prior to fiscal 2003 and, therefore, financial statements for fiscal years prior to fiscal 2003 should also no longer be relied upon. The Company expects to reflect the impact of the adjustments to those prior periods as an adjustment to the opening balances as of January 1, 2003 in the financial statements for the restatement period.
Because the Audit Committee’s investigation is ongoing, it has not identified all stock options for which the accounting measurement dates may have been incorrectly determined. As a result, the Company has not determined the final aggregate amount of additional stock-based compensation expenses that may need to be recorded or the amount of such expenses that may need to be recorded in any specific prior period or in any future period. Further, there can be no assurance that no other matters will come to the attention of the Audit Committee during the course of its investigation that will require additional adjustments to the Company’s financial statements.
The Company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period.
Additionally, the Company is evaluating Management’s Report on Internal Control Over Financial Reporting as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, but has not yet completed its analysis of the impact of this situation on its internal control over financial reporting.
The Audit Committee and the Company’s management have discussed the matters disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.
The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation.
A copy of the press release relating to this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Forward Looking Statements
Information in this Form 8-K regarding the status and determinations resulting from the Audit Committee’s independent review, as well as other expectations and beliefs, are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this Form 8-K are based upon information available to the Company as of the date of this Form 8-K, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
The independent investigation of the Audit Committee regarding timing of past stock option grants and other potentially related issues is ongoing, and the determinations discussed in this Form 8-K are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Global Select Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated as of October 30, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation (Registrant)
Date: October 30, 2006	By:	/s/ Robert Avery
Robert Avery
Vice President Finance & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated as of October 30, 2006.